Exhibit 99.1

Investor and Media Inquiries: David Pitts Argot Partners 212-600-1902	Eric Bjerkholt Sunesis Pharmaceuticals Inc. 650-266-3717

Sunesis Announces 1-for-6 Reverse Stock Split

Company Is Well Capitalized and Positioned for the Future

SOUTH SAN FRANCISCO, Calif., (February 14, 2011) – Sunesis Pharmaceuticals, Inc. (NASDAQ: SNSS) today announced that it has filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation to effect a 1-for-6 reverse stock split, effective as of 5 p.m. Eastern time today. The reverse stock split was effected by Sunesis in accordance with the authorization, and within the split ratio range, adopted by Sunesis stockholders at the 2010 Annual Meeting of Stockholders held on June 2, 2010.

The reverse stock split is intended to better enable Sunesis to meet and maintain the $1.00 minimum bid price required for continued listing on the NASDAQ Capital Market and attract additional shareholder interest. Sunesis’ common stock will begin trading on a post-split basis on the NASDAQ Capital Market when the market opens on February 15, 2011. Beginning on that date, Sunesis’ common stock will trade for 20 trading days under ticker symbol “SNSSD” to provide notice of the reverse stock split. After this period, the symbol will revert back to “SNSS.”

“Sunesis is well capitalized with $53.4 million in cash and investments as of December 31, 2010. After careful consideration, we determined that the reverse stock split announced today was an important step to better position Sunesis for the future,” stated Daniel Swisher, Chief Executive Officer of Sunesis. “We believe that this action will result in better shareholder and corporate recognition of the value and importance of our future milestones.”

At the effective time of the reverse stock split, every six shares of Sunesis’ pre-split capital stock, par value $0.0001 per share, including shares subject to outstanding stock options and warrants and shares available for grant under Sunesis’ equity benefit plans, will automatically be combined into one share of Sunesis’ post-split capital stock. The reverse stock split will affect all stockholders uniformly and will not affect any stockholder’s ownership percentage of Sunesis’ shares (except to the extent that the reverse stock split would result in some of the stockholders receiving cash in lieu of fractional shares). Stockholders will receive cash in lieu of fractional shares based on today’s closing sales price of Sunesis’ common stock as quoted on the NASDAQ Capital Market. American Stock Transfer and Trust Company, Sunesis’ transfer agent, will provide instructions to stockholders regarding the process for exchanging their shares and stock certificates. Upon completion of the reverse stock split, there will be approximately 46 million shares of Sunesis’ common stock outstanding, excluding outstanding and unexercised stock options and warrants, subject to adjustment for fractional shares.

Additional information regarding the reverse stock split approved by stockholders can be found in Sunesis’ definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2010.

About Sunesis Pharmaceuticals

Sunesis is a biopharmaceutical company focused on the development and commercialization of new oncology therapeutics for the treatment of solid and hematologic cancers. Sunesis has built a highly experienced cancer drug development organization committed to advancing its lead product candidate, vosaroxin, in multiple indications to improve the lives of people with cancer. For additional information on Sunesis, please visit http://www.sunesis.com.

This press release contains forward-looking statements, including statements related to Sunesis’ ability to meet and maintain the $1.00 minimum bid price required for continued listing on the NASDAQ Capital Market following the reverse stock split and any effect of the reverse stock split on future market and shareholder interest in Sunesis and its common stock. Words such as “is intended to,” “believe” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon Sunesis’ current expectations. Forward-looking statements involve risks and uncertainties. Sunesis’ actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to Sunesis’ ability to comply with the continued listing requirements of and maintain its listing on the NASDAQ Capital Market, need for substantial additional funding to complete the development and commercialization of vosaroxin, the risk that unfavorable economic and market conditions may make it more difficult and costly to raise additional capital, the risk that Sunesis’ development activities for vosaroxin could be halted or significantly delayed for various reasons, the risk that Sunesis’ clinical studies for vosaroxin may not demonstrate safety or efficacy or lead to regulatory approval, the risk that data to date and trends may not be predictive of future data or results, the risk that Sunesis’ nonclinical studies and clinical studies may not satisfy the requirements of the FDA or other regulatory agencies, risks related to the conduct of Sunesis’ clinical trials, risks related to the manufacturing of vosaroxin, and the risk that Sunesis’ proprietary rights may not adequately protect vosaroxin. Risk factors related to Sunesis and its business are discussed under “Risk Factors” and elsewhere in Sunesis’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2010 and other filings with the Securities and Exchange Commission. Sunesis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

SUNESIS and the logo are trademarks of Sunesis Pharmaceuticals, Inc.